Exhibit 10.38

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to Executive Employment Agreement is made as of June 6, 2014. This Amendment amends the Executive Employment Agreement, dated as of March 14, 2011, by and between Ambrx, Inc., a Delaware corporation (the “Company”), and Simon Allen (“Executive”) (the “Agreement”). This Amendment will be effective upon the closing of the initial public offering of the Company.

The Agreement is hereby amended as follows:

1.	Section 7(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(a)(i)    Termination Without Cause or By Executive For Good Reason. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(A)    The Company shall pay to Executive his fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service. In the event Executive remains employed through the last day of the calendar year immediately preceding the calendar year in which his Separation from Service occurs, Executive shall be entitled to receive any bonus amount earned but unpaid for such calendar year, provided, that any such bonus amount shall be paid no later than March 15 of the calendar year following the calendar year in which it was earned;

(B)    Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to nine (9), multiplied by Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in nine (9) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

(C)    Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a cash lump sum payment equal to nine (9) times the amount of the COBRA premium paid by the Company at the time of Executive’s Separation from Service, which shall be paid on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service. For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such lump sum cash payment.

(ii)    Termination Without Cause or By Executive For Good Reason in Connection with a Change in Control. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within three (3) months prior to or twelve (12) months following a Change in Control, in either case Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(A)    The Company shall pay to Executive his fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service;

(B)    Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to twelve (12), multiplied by Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service;

(C)    Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive Executive’s Target Bonus for the year in which the Separation from Service occurs. Such severance benefit shall be paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service; and

(D)    Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a cash lump sum payment equal to twelve (12), multiplied by the monthly premium Executive would have been required to pay for continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered by the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of termination) (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums). Such severance benefit shall be paid in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service. For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such lump sum cash payment.”

2.	Section 7(f) of the Agreement is hereby amended and restated to read in its entirety as follows:

“No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 7.”

3.	The Agreement, as amended herein, shall remain in full force and effect.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

SIMON ALLEN

Dated:	June 6, 2014	/s/ Simon Allen

		Address:	16870 Camino Lago de Cristal
Rancho Santa Fe, CA 92067

AMBRX, INC.

Dated:	June 6, 2014	By:	/s/ Lawson Macartney
		Name:	Lawson Macartney
		Title:	President and Chief Executive Officer

3